Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REPORTS SALE OF CALIFORNIA OFFICE PROPERTY
 AND INSURANCE SETTLEMENT

Houston, TX, July 7, 2011 American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today the sale of 7700 Irvine Center Drive and the settlement of its lawsuit with ACE American Insurance Company.

7700 Irvine Center, a 209,343 square foot office building, located in Irvine California, was sold on June 28, 2011 for $56.5 million.  The sale generated net proceeds of approximately $6.1 million.  The transaction generated a gain on sale before income tax expense of approximately $24.1 million, which will be recognized in the second quarter of 2011.  The gain on the sale of 7700 Irvine Center is expected to significantly diminish the Company’s federal net operating loss carry-forward.  The proceeds from the sale will be used to reduce debt and payables and for other investments.

The Company also reached a settlement with its insurance carrier with respect to its Hurricane Ike claims.  The Company received net proceeds of approximately $4.0 million as a result of the settlement.  The proceeds, which were received in June 2011, were net of attorney fees, expert fees, consulting fees and other costs associated with the claims.

William J. Carden, the Company’s President commented, “We believe these events lay the basis for our future growth.  These events also increase the likelihood that we will be able to elect REIT status in the future, which we believe will be advantageous to us.  Mr. Carden added, however, that election of REIT status would not be possible so long as fewer than five individuals are deemed to own more than 50% of its its shares, as is currently the case.  Therefore, election of REIT status would require the issuance of additional shares or a reduction in the holdings of some of the principal stockholders.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States.  The company has been publicly traded since 2001.  American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 115 office, industrial, retail, self-storage, and multi-family properties, totaling over 13 million square feet in 18 states. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.